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Exhibit 10.8

CHANGE IN CONTROL AGREEMENT

        THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") is entered into as of January 9, 2002, by Mid-State Bank & Trust, a banking company organized under the laws of California ("Company"), located in Arroyo Grande, California, and Harry H. Sackrider ("Executive" or "you").

        WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and the shareholders of Mid-State Bancshares;

        WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and the shareholders of Mid-State Bancshares;

        WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company. In particular, the Board believes it important, should the Company, Mid-State Bancshares or the shareholders of Mid-State Bancshares receive a proposal for transfer of control of the Company, that Executive be able to assess and advise the Board and/or the Board of Directors of Mid-State Bancshares whether such proposal would be in the best interests of the Company and Mid-State Bancshares' shareholders and to take such other action regarding such proposal as such Boards might determine to be appropriate, without being influenced by the uncertainties of your own situation; and

        WHEREAS, the Board of Directors of the Company has approved this Agreement;

        NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Company and Executive agree as follows:

        1.    Right to Terminate.    The Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

        2.    Term of Agreement.    This Agreement shall commence on the date hereof and shall continue in effect until December 31, 2002; provided, however, that commencing on January 1, 2003, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Company or you shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of Thirty-Six (36) months beyond the term provided herein if a Change in Control of the Company, as defined in Section 3 hereof, shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a Change in Control of the Company.

        3.    Change in Control.    "Change in Control" means a change, after January 1, 2002, in control of the Company of a nature that would be required to be the subject of prior approval by (A) the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended, (B) the Federal Deposit Insurance Corporation under the Change In Bank Control Act, (C) the appropriate federal bank regulatory agency under the Bank Merger Act or (D) the California Department of Financial Institutions pursuant to provisions of the California Financial Code; provided, that without limitation, and without consideration of regulatory exemptions from prior approval, such a Change in Control will be deemed to have occurred if and when any of the following occur: (i) there is a transfer, voluntarily or by hostile takeover or proxy contest, operation of law or otherwise, of control of the Company, (ii) individuals, who were members of the Board of Directors of the Company immediately prior to a meeting of the shareholders of the Company which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of the Company following such election or meeting, (iii) an acquisition, directly or indirectly, of more than 25% of the outstanding shares of any class of voting securities of the Company by any Person, (iv) a merger (in which the Company is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Company, or (v) there is a change, during any period of two consecutive years, of a majority of the Board of Directors of the Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period. If any of the approvals referred to in (A)-(D), above, shall relate to a Change in Control of Bancshares or any of the events or circumstances described in (i)-(v), above, shall occur to or be applicable to Bancshares, then such Change in Control shall be deemed for all purposes of this Agreement to also be a "Change in Control" of the Company. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company, Mid-State Bancshares, a wholly owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company, Mid-State Bancshares or a subsidiary of the Company.

        4.    Termination Following Change in Control.    If any of the events described in Section 3 hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the termination of your employment with the Company within Thirty-Six (36) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

          (i)    Disability.    Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness (as confirmed by a physician acceptable to you), unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full time performance of your duties.

          (ii)    Retirement.    Termination by you of your employment based on "Retirement" shall mean the voluntary termination of active employment with the Company or a subsidiary on or about 65 years of age or at such later age as such employee desires to discontinue his active employment with the Company or a subsidiary.

          (iii)    Cause.    Termination by the Company of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or the Vice Chairman of the Board or the President of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. It is also expressly understood that your attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

          (iv)    Good Reason.    Termination by you of your employment for "Good Reason" shall mean termination based on:

            (A)  an adverse change in your status or position(s) as an executive officer of the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in your status or position as a result of a material diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

            (B)  a reduction by the Company in your base salary as in effect immediately prior to the Change in Control;

            (C)  the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the Change in Control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit under any Plan enjoyed by you at the time of the Change in Control;

            (D)  the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the Change in Control;

            (E)  the Company's requiring you to be based at an office that is greater than 25 miles from where your office is located immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control;

            (F)  the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof; or

            (G)  any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

          (v)    Notice of Termination.    Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

          (vi)    Date of Termination.    "Date of Termination" following a Change in Control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause or by you pursuant to Sections 4(iv) (F) and 6 hereof or for any other Good Reason, the date specified in the Notice of Termination, or (c) if your employment is to be terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof. During the pendency of any such dispute, the Company will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 13.

        5.    Compensation Upon Termination or During Disability; Other Agreements.

          (i)    During any period following a Change in Control of the Company that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4(i) and 4(vi) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

          (ii)  If your employment shall be terminated for Cause following a Change in Control of the Company, the Company shall pay you your salary through the Date of Termination plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plan have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

          (iii)  Subject to Section 8 hereof, if, within Thirty-Six (36) months after a Change in Control of the Company, as defined in Section 3 above, shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall pay to you, no later than the fifth day following the Date of Termination, without regard to any contrary provisions of any Plan, the following:

            (A)  your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request); and

            (B)  as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, an amount in cash equal to Three (3) times your annual salary and bonus,

    such salary to be at the rate of salary in effect immediately prior to the Date of Termination (or, if greater, immediately prior to the Change in Control of the Company) and such bonus to be equal to the total bonus paid to you during the twelve-month period immediately preceding the Date of Termination (or, if greater, during the twelve-month period immediately preceding the Change in Control of the Company).

          (iv)  If, within Thirty-Six (36) months after a Change in Control of the Company, as defined in Section 3 above, shall have occurred, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) three years after the Date of Termination, (b) the commencement date of equivalent benefits from a new employer or (c) your normal retirement date under the terms of any retirement plan, all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such plans for such participation. If, at the end of three years after the Termination Date, you have not reached your normal retirement date and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions. In the event that your participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iv) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

          (v)  Except as specifically provided in paragraph (iv) above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

        6.    Successors; Binding Agreement.

          (i)    The Company will seek, by written request at least five (5) business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person by agreement in form and substance satisfactory to you, assent to the fulfillment of the Company's obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three (3) business days prior to the time such Person becomes a Successor or (B) two (2) business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a Change in Control of the Company occurs or has occurred. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of Mid-State Bancshares voting securities or otherwise.

          (ii)  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

          (iii)  For purposes of this Agreement, the "Company" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

        7.    Fees and Expenses; Mitigation.

          (i)    The Company shall pay all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a Change in Control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or incurred by you in seeking advice with respect to the matters set forth in Section 8 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

          (ii)  You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

        8.    Taxes.

          (i)    All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          (ii)  In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code, as amended (the "Code")), to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a Change in Control (including the accelerated exercise of any stock options)(any such payment or benefit being a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the total Excise Tax imposed on the Executive as a result of such Payments (including the Excise Tax reimbursement due pursuant to this sentence and the Excise Taxes on any federal and state tax reimbursements due pursuant to the next subsection).

          (iii)  If Company is obligated to pay the Executive pursuant to the preceding paragraph, Company also shall pay the Executive an amount equal to the "total presumed federal and state taxes" that could be imposed on the Executive with respect to the Excise Tax reimbursements due to the Executive pursuant to the preceding paragraph and the federal and state tax reimbursements due to the Executive pursuant to this sentence. For purposes of the preceding sentence, the "total presumed federal and state taxes" that could be imposed on the Executive shall be conclusively calculated using a combined tax rate equal to the sum of (a) the highest individual income tax rate in effect under (i) Federal tax law and (ii) the tax laws of the state in which the Executive resides on the date that the payment under this Section 8 is computed and (b) the hospital insurance portion of FICA.

          (iv)  No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes.

          (v)  An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by Arthur Andersen LLP or by any successor accounting firm appointed by the Company prior to any Change in Control (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within five days after a Date of Termination or at such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 8 shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Executive any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 8(vi) below.

          (vi)  Notwithstanding anything contained in this Agreement to the contrary, in the event that according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

        9.    Survival.    The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7, 8, 13 and 14 of this Agreement shall survive termination of this Agreement.

        10.    Notice.    For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        11.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and approved by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. This

Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof (except for other benefits payable under other compensation plans maintained by the Company) and supersedes all prior agreements and understanding of the parties in connection therewith, including any prior change in control agreement.

        12.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        13.    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Luis Obispo County, California, by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

        14.    Employee's Commitment.    You agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any subsidiary or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 14 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

        15.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

MID-STATE BANK & TRUST

By:
James G. Stathos Executive Vice President

Agreed to and Accepted this day of , 2002.

Harry H. Sackrider
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  Exhibit 10.8
CHANGE IN CONTROL AGREEMENT